Exhibit 99.1

Contacts:	Media	Financials
	John Oxford	Kevin Chapman
	Vice President	Senior Executive Vice President
	Director of External Affairs	Chief Financial Officer
	(662) 680-1219	(662) 680-1450
	joxford@renasant.com	kchapman@renasant.com

RENASANT CORPORATION ANNOUNCES

2013 FIRST QUARTER EARNINGS

TUPELO, MISSISSIPPI (April 23, 2013) – Renasant Corporation (NASDAQ: RNST) (the “Company”) today announced its financial results for the first quarter of 2013. Net income for the first quarter of 2013 was $7,571,000, or basic and diluted earnings per share (“EPS”) of $0.30, as compared to $5,974,000, or basic and diluted EPS of $0.24, for the first quarter of 2012.

“Our strong start to 2013 represents the fifth consecutive quarter of improvement in net income and earnings per share. The results for the first quarter of 2013 reflect loan and deposit growth, higher levels of noninterest income, and lower credit costs as we experienced significant improvements in our credit quality metrics,” said Renasant chairman and chief executive officer, E. Robinson McGraw. “In addition to our strong financial start for this year, during the first quarter of 2013, we also announced our plans to acquire First M&F Corporation, a bank holding company headquartered in Kosciusko, Mississippi and the parent of Merchants and Farmers Bank, a $1.6 billion financial services company with 36 full-service locations in Mississippi, Alabama and Tennessee. This will be the largest merger in our company’s history and, upon completion of the transaction, the pro forma combined company will have approximately $5.8 billion in total assets and 123 full-service locations.”

Total assets as of March 31, 2013, were approximately $4.27 billion, as compared to $4.18 billion as of December 31, 2012. At March 31, 2013, the Company’s Tier 1 leverage capital ratio was 9.79%, its Tier 1 risk-based capital ratio was 12.86% and its total risk-based capital ratio was 14.13%. In all capital ratio categories, the Company’s regulatory capital ratios continued to be in excess of the regulatory minimums required to be classified as “well-capitalized.” The Company’s tangible common equity ratio was 7.65% as of March 31, 2013.

Loans not covered under FDIC loss-share agreements were $2.59 billion as of March 31, 2013, as compared to $2.28 billion as of March 31, 2012, and $2.57 billion as of December 31, 2012. Loans covered under loss-share agreements decreased to $214 million as of March 31, 2013, as compared to $318 million as of March 31, 2012 and $237 million as of December 31, 2012. Total loans, which include both loans covered and not covered under FDIC loss-share agreements, were approximately $2.81 billion as of March 31, 2013, as compared to $2.60 billion as of March 31, 2012, and $2.81 billion as of December 31, 2012.

“Our moderate loan growth during the first quarter of 2013, excluding the decline in covered loans, reflects not only the cyclical slowing we typically experience during this time period but also higher levels of paydowns, including approximately $20.4 million in principal reductions of problem credits. Looking ahead, our loan pipelines and opportunities for growth throughout all of our markets project more pronounced loan growth for the remainder of 2013,” said McGraw.

Total deposits were $3.56 billion as of March 31, 2013, as compared to $3.47 billion as of March 31, 2012, and $3.46 billion as of December 31, 2012. The Company continues to improve its deposit mix by replacing higher-costing funds with lower-costing core deposits. The result of these continued changes to the Company’s funding mix, coupled with a reduction in borrowed funds, has reduced its cost of funds 22 basis points to 0.62% for the first quarter of 2013, as compared to 0.84% for the first quarter of 2012; the Company’s cost of funds was 0.64% for the fourth quarter of 2012.

Net interest income was $33.4 million for the first quarter of 2013, as compared to $32.8 million for the first quarter of 2012, and $33.9 million for the fourth quarter of 2012. Net interest margin was 3.89% for the first quarter of 2013, as compared to 3.85% for the first quarter of 2012, and 3.97% for all of 2012. One factor contributing to the Company’s linked quarter decline in net interest margin was the seasonal influx of public fund deposits which resulted in higher levels of cash. Although these higher cash balances have a minimal effect on net interest income, they reduced net interest margin 5 basis points in the first quarter of 2013 when compared to the fourth quarter of 2012.

Noninterest income was $17.3 million for the first quarter of 2013, as compared to $16.4 million for the first quarter of 2012, and $17.9 million for the fourth quarter of 2012. While mortgage income increased for the first quarter of 2013 as compared to the first quarter of 2012, the Company did experience an expected seasonal decrease on a linked quarter basis. However, the Company’s mortgage pipeline steadily increased throughout the first quarter of 2013 and mortgage production for the remainder of 2013 is expected to be strong.

Noninterest expense was $37.6 million for the first quarter of 2013, as compared to $36.6 million for the first quarter of 2012, and $38.3 million for the fourth quarter of 2012. The Company’s increase in noninterest expense on a year-over-year basis was primarily due to de novo expansions, commissions paid on the increased volume of mortgage loan production, and increased health insurance costs. The decrease in noninterest expense on a linked quarter basis was primarily driven by a reduction in expense related to other real estate owned (“OREO”).

The Company charged-off $893,000 during the first quarter of 2013, an 82% decrease from net charge-offs of approximately $5.0 million during the same period in 2012. Annualized net charge-offs as a percentage of average loans were 0.13% for the first quarter of 2013, as compared to 0.77% for the first quarter of 2012, and 0.53% for the fourth quarter of 2012. The Company recorded a provision for loan losses of $3.1 million for the first quarter of 2013, as compared to $4.8 million for the first quarter of 2012, and $4.0 million for the fourth quarter of 2012.

The allowance for loan losses totaled $46.5 million at March 31, 2013, as compared to $44.2 million as of March 31, 2012, and $44.3 million as of December 31, 2012. The allowance for loan losses as a percentage of loans was 1.79% as of March 31, 2013, as compared to 1.94% as of March 31, 2012, and 1.72% as of December 31, 2012.

“Consistent with our lower level of charge-offs and improved risk profile from the $20.4 million in principal reductions of problem credits, in the first quarter of 2013, we reduced our provision for loan losses as compared to previous periods. Even though our provision for loan losses decreased, we experienced an increase in our allowance for loan losses, coverage ratio and ratio of allowance to total loans,” commented McGraw.

Total nonperforming loans (nonaccrual loans and loans 90 days or more past due) were $76.0 million as of March 31, 2013, while total nonperforming assets (nonperforming loans and OREO) were $150.8 million at March 31, 2013.

Nonperforming assets covered under FDIC loss-share agreements totaled $83.1 million as of March 31, 2013, down from $115.3 million as of March 31, 2012, and $98.7 million as of December 31, 2012.

Nonperforming loans and OREO covered under FDIC loss-share agreements totaled $48.0 million and $35.1 million, respectively, as of March 31, 2013, compared to $79.8 million and $35.5 million, respectively, as of March 31, 2012, and $53.2 million and $45.5 million, respectively, as of December 31, 2102. The remaining discussion in this release of nonperforming loans, OREO and the related asset quality ratios exclude these assets covered under FDIC loss-share agreements.

The Company’s nonperforming loans were $28.0 million as of March 31, 2013, down from $30.4 million as of March 31, 2012, and $30.2 million as of December 31, 2012. Nonperforming loans as a percentage of total loans were 1.08% as of March 31, 2013, as compared to 1.33% as of March 31, 2012 and 1.17% as of December 31, 2012.

The Company’s coverage ratio, or its allowance for loan losses as a percentage of nonperforming loans, was 166.19% as of March 31, 2013, as compared to 145.15% as of March 31, 2012, and 146.90% as of December 31, 2012. Loans 30 to 89 days past due as a percentage of total loans remained at pre-recession levels and were 0.32% as of March 31, 2013, as compared to 0.59% as of March 31, 2012, and 0.31% as of December 31, 2012.

With respect to the improvement in credit quality, McGraw stated, “We were especially pleased with our credit quality metrics during the first quarter of 2013 as we experienced significant improvement in nonperforming loans, early stage delinquencies and nonperforming assets as compared to both a year-over-year and linked quarter basis. Net charge-offs totaled $893,000, which represents the lowest quarterly charge-off level since the third quarter of 2007.”

OREO was $39.8 million as of March 31, 2013, as compared to $64.9 million as of March 31, 2012, and $44.7 million as of December 31, 2012. The Company continues to work aggressively to market OREO and currently has approximately $5.9 million in OREO under purchase agreements which are expected to close during the second quarter of 2013. During the first quarter of 2013, the Company experienced a significant reduction in costs associated with OREO as OREO expense decreased approximately 50% as compared to the first quarter of 2012.

“As we look toward the remainder of 2013 and beyond, we see many positives on the horizon as our pipelines for both commercial loans and secondary market mortgage loans have returned to robust levels; we are beginning to experience the full benefit from our de novo market entries, and our credit quality continues to move back toward healthier pre-recession levels. Concurrently, we are working with our new partners at First M&F Corporation to ensure the foundation is in place for a smooth merger and conversion,” stated McGraw.

CONFERENCE CALL INFORMATION:

A live audio webcast of a conference call with analysts will be available beginning at 10:00 A.M. Eastern Time on Wednesday, April 24, 2013.

The webcast can be accessed through Renasant’s investor relations website at www.renasant.com or http://services.choruscall.com/links/rnst130424.html. To access the conference via telephone, dial 1-888-317-6016 in the United States and request the Renasant Corporation First Quarter 2013 Earnings Webcast and Conference Call. International participants should dial 1-412-317-6016 to access the conference call.

The webcast will be archived on www.renasant.com beginning one hour after the call and will remain accessible for one year. Replays can also be accessed via telephone by dialing 1-877-344-7529 in the United States and entering conference number 10027314 or by dialing 1-412-317-0088 internationally and entering the conference number. Telephone replay access is available until 9:00 AM ET on May 9, 2013.

ABOUT RENASANT CORPORATION:

Renasant Corporation, a 109-year-old financial services institution, is the parent of Renasant Bank and Renasant Insurance. Renasant has assets of approximately $4.2 billion and operates over 85 banking, mortgage, financial services and insurance offices in Mississippi, Tennessee, Alabama and Georgia.

NOTE TO INVESTORS:

This news release may contain, or incorporate by reference, statements which may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements usually include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions.

Prospective investors are cautioned that any such forward-looking statements are not guarantees for future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include significant fluctuations in interest rates, inflation, economic recession, significant changes in the federal and state legal and regulatory environment, significant underperformance in our portfolio of outstanding loans, and competition in our markets. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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RENASANT CORPORATION

(Unaudited)

(Dollars in thousands, except per share data)

	2013	2012				Q1 2013 - Q4 2012	For the Three Months Ended March 31,
	First	Fourth	Third	Second	First	Percent			Percent
	Quarter	Quarter	Quarter	Quarter	Quarter	Variance	2013	2012	Variance
Statement of earnings
Interest income—taxable equivalent basis	$40,371	$41,135	$40,613	$41,487	$42,001	(1.86)	$40,371	$42,001	(3.88)
Interest income	$38,945	$39,676	$39,154	$39,978	$40,505	(1.84)	$38,945	$40,505	(3.85)
Interest expense	5,564	5,723	6,022	6,568	7,662	(2.78)	5,564	7,662	(27.38)

Net interest income	33,381	33,953	33,132	33,410	32,843	(1.68)	33,381	32,843	1.64
Provision for loan losses	3,050	4,000	4,625	4,700	4,800	(23.75)	3,050	4,800	(36.46)

Net interest income after provision	30,331	29,953	28,507	28,710	28,043	1.26	30,331	28,043	8.16
Service charges on deposit accounts	4,500	4,774	4,818	4,495	4,525	(5.74)	4,500	4,525	(0.55)
Fees and commissions on loans and deposits	4,831	4,706	4,639	4,322	3,928	2.66	4,831	3,928	22.99
Insurance commissions and fees	818	835	848	842	898	(2.04)	818	898	(8.91)
Wealth management revenue	1,724	1,726	1,707	1,551	1,942	(0.12)	1,724	1,942	(11.23)
Securities gains (losses)	54	121	—	869	904	(55.37)	54	904	(94.03)
Gain on sale of mortgage loans	3,565	4,431	4,397	2,390	1,281	(19.54)	3,565	1,281	178.30
Gain on acquisition	—	—	—	—	—	—	—	—	—
Other	1,843	1,272	1,605	1,769	2,909	44.89	1,843	2,909	(36.64)

Total noninterest income	17,335	17,865	18,014	16,238	16,387	(2.97)	17,335	16,387	5.79
Salaries and employee benefits	21,274	21,261	21,221	19,871	18,649	0.06	21,274	18,649	14.08
Data processing	2,043	2,281	2,192	2,211	2,040	(10.43)	2,043	2,040	0.15
Occupancy and equipment	3,604	3,518	3,882	3,582	3,615	2.44	3,604	3,615	(0.30)
Other real estate	2,049	3,787	2,440	3,370	3,999	(45.89)	2,049	3,999	(48.76)
Amortization of intangibles	323	333	341	349	358	(3.00)	323	358	(9.78)
Merger-related expenses	—	—	—	—	—	—	—	—	—
Debt extinguishment penalty	—	—	—	—	898	—	—	898	(100.00)
Other	8,264	7,110	8,555	7,327	7,062	16.23	8,264	7,062	17.02

Total noninterest expense	37,557	38,290	38,631	36,710	36,621	(1.91)	37,557	36,621	2.56
Income before income taxes	10,109	9,528	7,890	8,238	7,809	6.10	10,109	7,809	29.45
Income taxes	2,538	2,247	853	1,893	1,835	12.95	2,538	1,835	38.31

Net income	$7,571	$7,281	$7,037	$6,345	$5,974	3.98	$7,571	$5,974	26.73

Basic earnings per share	$0.30	$0.29	$0.28	$0.25	$0.24	3.45	$0.30	$0.24	25.00
Diluted earnings per share	0.30	0.29	0.28	0.25	0.24	3.45	0.30	0.24	25.00
Average basic shares outstanding	25,186,229	25,129,932	25,114,672	25,110,709	25,078,996	0.22	25,186,229	25,078,996	0.43
Average diluted shares outstanding	25,288,785	25,259,048	25,220,887	25,149,360	25,138,213	0.12	25,288,785	25,138,213	0.60
Common shares outstanding	25,208,733	25,157,637	25,120,412	25,113,894	25,105,732	0.20	25,208,733	25,105,732	0.41
Cash dividend per common share	$0.17	$0.17	$0.17	$0.17	$0.17	—	$0.17	$0.17	—
Performance ratios
Return on average shareholders’ equity	6.12%	5.80%	5.65%	5.19%	4.88%		6.12%	4.88%
Return on average shareholders’ equity, excluding amortization expense	6.28%	5.97%	5.82%	5.36%	5.06%		6.28%	5.06%
Return on average assets	0.73%	0.70%	0.69%	0.62%	0.57%		0.73%	0.57%
Return on average assets, excluding amortization expense	0.75%	0.72%	0.71%	0.64%	0.59%		0.75%	0.59%
Net interest margin (FTE)	3.89%	3.97%	3.94%	3.99%	3.85%		3.89%	3.85%
Yield on earning assets (FTE)	4.51%	4.61%	4.63%	4.74%	4.71%		4.51%	4.71%
Cost of funding	0.62%	0.64%	0.68%	0.74%	0.84%		0.62%	0.84%
Average earning assets to average assets	86.27%	86.01%	85.62%	85.39%	84.88%		86.27%	84.88%
Average loans to average deposits	80.30%	82.21%	81.33%	76.89%	75.45%		80.30%	75.45%
Noninterest income (less securities gains/losses) to average assets	1.67%	1.71%	1.76%	1.50%	1.47%		1.67%	1.47%
Noninterest expense (less debt prepayment penalties) to average assets	3.62%	3.69%	3.77%	3.58%	3.40%		3.62%	3.40%
Net overhead ratio	1.95%	1.98%	2.01%	2.08%	1.93%		1.95%	1.93%
Efficiency ratio (FTE)	72.10%	72.03%	73.44%	73.00%	71.70%		72.10%	71.70%

RENASANT CORPORATION

(Unaudited)

(Dollars in thousands, except per share data)

						Q1 2013 -	For the Three Months
	2013	2012				Q4 2012	Ended March 31,
	First	Fourth	Third	Second	First	Percent			Percent
	Quarter	Quarter	Quarter	Quarter	Quarter	Variance	2013	2012	Variance
Average balances
Total assets	$4,206,411	$4,128,508	$4,078,333	$4,123,373	$4,222,376	1.89	$4,206,411	$4,222,376	(0.38)
Earning assets	3,628,721	3,551,026	3,491,941	3,521,099	3,583,957	2.19	3,628,721	3,583,957	1.25
Securities	696,825	665,578	682,123	793,353	813,826	4.69	696,825	813,826	(14.38)
Mortgage loans held for sale	22,347	29,331	24,514	19,237	23,938	(23.81)	22,347	23,938	(6.65)
Loans, net of unearned	2,804,618	2,798,591	2,729,503	2,628,084	2,590,062	0.22	2,804,618	2,590,062	8.28
Intangibles	190,787	191,086	191,442	191,788	192,429	(0.16)	190,787	192,429	(0.85)
Noninterest-bearing deposits	$549,514	$564,440	$543,767	$531,209	$534,867	(2.64)	$549,514	$534,867	2.74
Interest-bearing deposits	2,943,247	2,839,709	2,812,140	2,886,878	2,897,750	3.65	2,943,247	2,897,750	1.57
Total deposits	3,492,761	3,404,149	3,355,907	3,418,087	3,432,617	2.60	3,492,761	3,432,617	1.75
Borrowed funds	163,981	175,876	177,016	168,856	238,937	(6.76)	163,981	238,937	(31.37)
Shareholders’ equity	501,634	499,088	495,220	492,164	492,092	0.51	501,634	492,092	1.94
Asset quality data
Assets not subject to loss share:
Nonaccrual loans	$25,382	$26,881	$29,677	$26,099	$26,999	(5.58)	$25,382	$26,999	(5.99)
Loans 90 past due or more	2,601	3,307	2,358	3,864	3,435	(21.35)	2,601	3,435	(24.28)

Nonperforming loans	27,983	30,188	32,035	29,963	30,434	(7.30)	27,983	30,434	(8.05)
Other real estate owned	39,786	44,717	48,568	58,384	64,931	(11.03)	39,786	64,931	(38.73)

Nonperforming assets not subject to loss share	$67,769	$74,905	$80,603	$88,347	$95,365	(9.53)	$67,769	$95,365	(28.94)

Assets subject to loss share:
Nonaccrual loans	$47,972	$53,186	$64,080	$65,386	$78,418	(9.80)	$47,972	$78,418	(38.83)
Loans 90 past due or more	—	—	—	199	1,397	—	—	1,397	(100.00)

Non-performing loans subject to loss share	47,972	53,186	64,080	65,585	79,815	(9.80)	47,972	79,815	(39.90)
Other real estate owned	35,095	45,534	41,615	37,951	35,461	(22.93)	35,095	35,461	(1.03)

Nonperforming assets subject to loss share	$83,067	$98,720	$105,695	$103,536	$115,276	(15.86)	$83,067	$115,276	(27.94)

Net loan charge-offs (recoveries)	$893	$3,722	$5,335	$4,097	$4,964	(76.01)	$893	$4,964	(82.01)
Allowance for loan losses	46,505	44,347	44,069	44,779	44,176	4.87	46,505	44,176	5.27
Nonperforming loans / total loans*	1.08%	1.17%	1.26%	1.25%	1.33%		1.08%	1.33%
Nonperforming assets / total assets*	1.59%	1.79%	1.94%	2.15%	2.28%		1.59%	2.28%
Allowance for loan losses / total loans*	1.79%	1.72%	1.74%	1.87%	1.94%		1.79%	1.94%
Allowance for loan losses / nonperforming loans*	166.19%	146.90%	137.57%	149.45%	145.15%		166.19%	145.15%
Annualized net loan charge-offs / average loans	0.13%	0.53%	0.78%	0.63%	0.77%		0.13%	0.77%
Balances at period end
Total assets	$4,267,658	$4,178,616	$4,164,606	$4,112,377	$4,176,490	2.13	$4,267,658	$4,176,490	2.18
Earning assets	3,706,707	3,588,370	3,595,576	3,511,229	3,551,825	3.30	3,706,707	3,551,825	4.36
Securities	740,613	674,077	680,679	676,721	834,419	9.87	740,613	834,419	(11.24)
Mortgage loans held for sale	26,286	34,845	39,131	25,386	25,216	(24.56)	26,286	25,216	4.24
Loans not subject to loss share	2,594,438	2,573,165	2,539,618	2,392,349	2,281,957	0.83	2,594,438	2,281,957	13.69
Loans subject to loss share	213,872	237,088	260,545	289,685	318,089	(9.79)	213,872	318,089	(32.76)
Total loans	2,808,310	2,810,253	2,800,163	2,682,034	2,600,046	(0.07)	2,808,310	2,600,046	8.01
Intangibles	190,522	190,925	191,258	191,618	191,967	(0.21)	190,522	191,967	(0.75)
Noninterest-bearing deposits	$567,065	$568,214	$554,581	$539,237	$535,955	(0.20)	$567,065	$535,955	5.80
Interest-bearing deposits	2,988,110	2,893,007	2,841,447	2,866,959	2,937,211	3.29	2,988,110	2,937,211	1.73
Total deposits	3,555,175	3,461,221	3,396,028	3,406,196	3,473,166	2.71	3,555,175	3,473,166	2.36
Borrowed funds	164,063	164,706	222,907	169,979	171,753	(0.39)	164,063	171,753	(4.48)
Shareholders’ equity	502,375	498,208	496,824	491,534	489,611	0.84	502,375	489,611	2.61
Market value per common share	$22.38	$19.14	$19.61	$15.71	$16.28	16.93	$22.38	$16.28	37.47
Book value per common share	19.93	19.80	19.78	19.57	19.50	0.63	19.93	19.50	2.19
Tangible book value per common share	12.37	12.21	12.16	11.94	11.86	1.28	12.37	11.86	4.35
Shareholders’ equity to assets (actual)	11.77%	11.92%	11.93%	11.95%	11.72%		11.77%	11.72%
Tangible capital ratio	7.65%	7.71%	7.69%	7.65%	7.47%		7.65%	7.47%
Leverage ratio	9.79%	9.86%	9.90%	9.68%	9.38%		9.79%	9.38%
Tier 1 risk-based capital ratio	12.86%	12.74%	12.73%	13.14%	13.32%		12.86%	13.32%
Total risk-based capital ratio	14.13%	14.00%	14.00%	14.39%	14.57%		14.13%	14.57%

*	Based on assets not subject to loss share

RENASANT CORPORATION

(Unaudited)

(Dollars in thousands, except per share data)

						Q1 2013 -	For the Three Months
	2013	2012				Q4 2012	Ended March 31,
	First	Fourth	Third	Second	First	Percent			Percent
	Quarter	Quarter	Quarter	Quarter	Quarter	Variance	2013	2012	Variance
Loans not subject to loss share by category
Commercial, financial, agricultural	$298,013	$306,250	$299,774	$280,515	$263,720	(2.69)	$298,013	$263,720	13.00
Lease financing	162	190	217	245	302	(14.74)	162	302	(46.36)
Real estate—construction	109,484	104,058	103,522	73,109	67,223	5.21	109,484	67,223	62.87
Real estate—1-4 family mortgages	834,204	829,975	801,612	771,161	738,765	0.51	834,204	738,765	12.92
Real estate—commercial mortgages	1,295,213	1,275,482	1,275,386	1,208,057	1,153,423	1.55	1,295,213	1,153,423	12.29
Installment loans to individuals	57,362	57,210	59,107	59,262	58,524	0.27	57,362	58,524	(1.99)

Loans, net of unearned	$2,594,438	$2,573,165	$2,539,618	$2,392,349	$2,281,957	0.83	$2,594,438	$2,281,957	13.69

Loans subject to loss share by category
Commercial, financial, agricultural	$10,157	$10,800	$11,282	$12,758	$15,206	(5.95)	$10,157	$15,206	(33.20)
Lease financing	—	—	—	—	—	—	—	—	—
Real estate—construction	1,648	1,648	1,932	6,093	6,202	—	1,648	6,202	(73.43)
Real estate—1-4 family mortgages	65,489	73,448	81,784	91,605	99,769	(10.84)	65,489	99,769	(34.36)
Real estate—commercial mortgages	136,541	151,161	165,494	179,160	196,754	(9.67)	136,541	196,754	(30.60)
Installment loans to individuals	37	31	53	69	158	19.35	37	158	(76.58)

Loans, net of unearned	$213,872	$237,088	$260,545	$289,685	$318,089	(9.79)	$213,872	$318,089	(32.76)